Exhibit (n)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-146947 on Form N-2 of our report dated December 18, 2008, relating to the financial statements and financial highlights of Calamos Convertible and High Income Fund appearing in the Annual Report on Form N-CSR for the year ended October 31, 2008 and to the references to us under the headings “Financial Highlights’’ and “Experts’’ in the Prospectus, “Experts’’ in the Prospectus Supplement and “Independent Registered Public Accounting Firm’’ in the Statement of Additional Information, which are a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois February 20, 2009